Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Aceto Corporation

Port Washington, New York

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated September 28, 2018, relating to the consolidated financial statements, the effectiveness of Aceto Corporation’s internal control over financial reporting, and schedule of Aceto Corporation appearing in the Company’s Annual Report on Form 10-K for the year ended June 30, 2018. Our report on the effectiveness of internal control over financial reporting expressed an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of June 30, 2018.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Melville, New York

October 19, 2018